EXHIBIT 99.1

Invitation Homes Names Co-Founder Dallas Tanner President and Chief Executive Officer

DALLAS, January 16, 2019 /PRNewswire/ -- Invitation Homes Inc. (NYSE: INVH) today announced that the board of directors has named co-founder Dallas Tanner as president and chief executive officer (CEO) and a member of the company’s board of directors. Mr. Tanner previously served as executive vice president and chief investment officer and had been serving as interim president since August 2018 while Fred Tuomi, former president and CEO, was on a personal leave of absence. These changes are effective immediately.
“Dallas has been an instrumental leader in the journey Invitation Homes has taken since he nurtured the idea of a large-scale single-family housing network nearly a decade ago. During that time, his continued passion for the company and the business has led Invitation Homes to be the premier company in the single-family home leasing business. He is a strong leader with deep knowledge of the business and a vision to position the company for continued growth,” said Bryce Blair, chairman of the board of Invitation Homes. “With a tenured and savvy leadership team by his side, Dallas will guide Invitation Homes to a bright future.”

“I am honored every day to deliver on the mission of Invitation Homes, which is to work together with our residents to make their house a home,” said Tanner. “Our company is one of extraordinarily talented people, with passion for providing an excellent home experience for our residents. To continue to enhance the value of Invitation Homes, we will focus on driving superior execution, optimizing our portfolio, developing our talented team, strengthening the balance sheet, and moving with urgency to unlock additional opportunities.”

Blair added, “I would like to thank Fred Tuomi for his leadership during such an important phase of Invitation Homes’ growth. His leadership was instrumental in a period of intense change following a merger that came on the heels of an initial public offering. We wish Fred all the best in the next chapter of his life.”
Tanner has served as the company's executive vice president and chief investment officer since April 2012. In addition to co-founding Invitation Homes, he has developed numerous other real estate platforms.

About Invitation Homes:

Invitation Homes is a leading owner and operator of single-family homes for lease, offering residents high-quality homes across America. With more than 80,000 homes for lease in 17 markets across the country, Invitation Homes is meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools. The company's mission, "Together with you, we make a house a home," reflects its commitment to high-touch service that continuously enhances residents' living experiences and provides homes where individuals and families can thrive.

Investor Relations Contact:
Greg Van Winkle
Phone: 844.456.INVH (4684)
Email: IR@InvitationHomes.com

Media Relations Contacts:
Kristi DesJarlais
Phone: 972.421.3587
Email: Media@InvitationHomes.com